UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2010
AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
70 Pine Street
New York, New York 10270

(Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement
          On July 14, 2010, American International Group, Inc. (“AIG”) approved the terms of a settlement (the “Settlement”) with the lead plaintiffs in the putative securities fraud class actions filed beginning in October 2004 in the Southern District of New York, titled In re AIG Securities Litigation. This litigation is described under “2006 Regulatory Settlements and Related Matters — Securities Action — Southern District of New York” in footnote 9 of AIG’s unaudited Consolidated Financial Statements included in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010. The Settlement is conditioned on, among other things, court approval and a minimum level of shareholder participation.
          Under the terms of the Settlement, if consummated, AIG will pay an aggregate of $725 million, $175 million of which is to be paid into escrow within ten days of preliminary court approval. AIG’s obligation to fund the remainder of the settlement amount is conditioned on its having consummated one or more common stock offerings raising net proceeds of at least $550 million prior to final court approval (“Qualified Offering”). AIG has agreed to use best efforts, consistent with the fiduciary duties of AIG’s management and Board of Directors, to effect a Qualified Offering, but the decision as to whether market conditions or pending or contemplated corporate transactions make it commercially reasonable to proceed with such an offering will be within AIG’s unilateral discretion. In the event that AIG effects a registered secondary offering of common stock on behalf of the U.S. Department of the Treasury (“Treasury”) resulting in Treasury receiving proceeds of at least $550 million, then market access will be deemed to have been demonstrated and AIG shall be deemed to have consummated a Qualified Offering. AIG, in its sole discretion, also may fund the $550 million from other sources. If AIG does not fund the $550 million before final court approval of the Settlement, the plaintiffs may terminate the agreement, elect to acquire freely transferable shares of AIG common stock with a market value of $550 million provided AIG is able to obtain all necessary approvals, or extend the period for AIG to complete a Qualified Offering.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)
Date: July 16, 2010	By:	/s/ Kathleen E. Shannon
		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Secretary